Exhibit 99.(1)(4)(c)

[LETTERHEAD OF W.P. STEWART & CO., LTD.]

PRESS RELEASE

1 August 2008

Hamilton, Bermuda

W.P. Stewart Announces Completion of Arrow Investment

W.P. Stewart & Co., Ltd. (NYSE:WPL) (“W.P. Stewart” or the “Company”) announced that it had today sold an aggregate of 5,010,000 of its common shares to five funds managed by Arrow Capital Management LLC (the “Arrow Funds”) in a private placement pursuant to its previously disclosed Investment Agreement with the Arrow Funds.  The common shares were purchased at a price per share of $1.60 for a total consideration of approximately $8 million.

In addition, the Company has been advised by the Arrow Funds that they also purchased today an aggregate of 16,690,930 common shares of the Company in their tender offer for up to 19,902,000 of the Company’s common shares, which tender offer expired at 5:00 p.m. on Monday, July 28.  After giving effect to the Arrow Funds’ purchase of a total of 21,700,930 common shares in the private placement and the tender offer, the Arrow Funds will hold in the aggregate approximately 39.2% of the outstanding common shares of the Company.  However, the Arrow Funds are limited by the Company’s Bye-laws to a 24% aggregate voting interest in the Company, with each of the Arrow Funds limited to a voting interest of 9.5% individually.

The Company and Arrow Capital Management have begun discussions regarding areas of possible cooperation between the two companies, and are currently sharing insights with respect to research and potential investments for their respective clients.  Although no agreements have yet been entered into, an on-going collaborative arrangement in this regard is currently contemplated.  Other areas of collaboration are also being considered.

W.P. Stewart & Co., Ltd.

W.P. Stewart & Co., Ltd. is an asset management company that has provided research-intensive equity management services to clients throughout the world since 1975.  The Company is headquartered in Hamilton, Bermuda and has additional operations or affiliates in the United States, Europe and Asia.

The Company’s shares are listed for trading on the New York Stock Exchange (NYSE:WPL) and on the Bermuda Stock Exchange (BSX:WPS).

For more information, please visit the Company’s website at www.wpstewart.com, or call W.P. Stewart Investor Relations (Fred M. Ryan) at 1-888-695-4092 (toll-free within the United States) or + 441-295-8585 (outside the United States) or e-mail to IRINFO@wpstewart.com.

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Statements made in this release concerning our assumptions, expectations, beliefs, intentions, plans or strategies are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ from those expressed or implied in these statements.  Such risks and uncertainties include, without limitation, the adverse effect from a decline or volatility in the securities markets, a general downturn in the economy, the effects of economic, financial or political events, a loss of client accounts, inability of the Company to attract or retain qualified personnel, a challenge to our U.S. tax status, competition from other companies, changes in government policy or regulation, a decline in the Company’s products’ performance, inability of the Company to implement its operating strategy, inability of the Company to manage unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations, industry capacity and trends, changes in demand for the Company’s services, changes in the Company’s business strategy or development plans and contingent liabilities.

The forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.